EX-99.1
        VIDEOLOCITY, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

                         VIDEOLOCITY INTERNATIONAL, INC.
                     2002 STOCK OPTION AND STOCK AWARD PLAN
                                    Recitals

         WHEREAS, Videolocity, International, Inc., formerly named Pine View Technologies Corporation (the "Company"), adopted on November 15, 2000 by the written consent of shareholders holding a majority of the Company's issued and outstanding shares, an omnibus stock option and stock award plan pertaining to 5,000,000 shares of the Company's authorized but unissued common stock;

         WHEREAS, on March 1, 2002, the Company effected a reverse stock of its issued and outstanding shares of common stock on a one share for ten shares basis, thus reducing the number of shares available under the omnibus stock option and stock award plan to 500,000 shares; and

         WHEREAS, on March 26, 2002, the Company's Board of Directors finalized and memorialized the terms and conditions of the omnibus stock option and stock award plan and caused the drafting of this document to be known as the Videolocity International, Inc. 2002 Stock Option and Stock Award Plan;

         NOW, THEREFORE, the Videolocity International, Inc. 2002 Stock Option and Stock Award Plan is hereby effected and put into effect by the duly authorized action of the Board of Directors.

         1. Name of Plan. This plan shall be known as the "Videolocity International, Inc. 2002 Stock Option and Stock Award Plan" and is hereinafter referred to as the "Plan."

         2. Purpose. The purpose of the Plan is to enable the Company to attract and retain qualified persons of the highest caliber to serve as officers, directors, key employees and consultants of the Company, and to align the financial interests of these persons with those of its shareholders by providing those officers, directors, key employees and consultant with a proprietary interest in the Company's performance and progress through the award of stock options, appreciation rights or stock awards from time to time.

         3. Effective Date and Term. The Plan shall be effective as of March 26, 2002, and shall remain in effect for a period of five (5) years or until amended or terminated by action of the Board. The termination of the Plan shall not affect any outstanding awards made under the Plan.

         4. Administration. The Company's Board of Directors (the "Board") shall be responsible for the implementation and administration of the Plan. The functions shall include, but not be limited to: (a) interpretation of the Plan (which interpretation shall be final and binding) and establishment of the rules and regulations governing Plan administration; (b) selection of Participants; and (c) determination of the size of individual awards to Participants. In reaching its decisions, the Board of Directors shall consider recommendations made by Management. The Board of Directors may, in discharging its responsibilities under the Plan, delegate such duties to officers or other employees of the Company as it deems appropriate.

         5. Eligible Participants. The Board shall select participants ("Participants") based on recommendations of the Company's management. Selection as a Participant shall be limited to those officers, directors, key employees and consultants of the Company who enter into employment or consulting agreements with the Company and who, by virtue of their positions, will have an impact on the overall profitability of the Company. No officer, director, employee or consultant of the Company shall have any right to receive an award under the Plan and neither the existence of the Plan nor any action taken under the Plan shall be construed as giving any prospective Participant any right to be retained in the employ of the Company. In addition to or in lieu of awards granted to officers, directors, key employees and consultants pursuant to this Plan, the Board of Directors may from time to time make grants and awards to officers, directors, key employees and consultants pursuant to other incentive compensation plans of the Company, if any.

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         6.  Awards.  Awards  made  under the Plan  shall be in shares of common stock, stock options or appreciation rights. Each Participant shall be provided with a written notice of award at the time his or her participation in the Plan commences, which notice shall set forth: (i) the total number of shares, options or rights granted to such Participant; and (ii) the vesting schedule, if applicable. Notwithstanding the foregoing, however, if an award is held by a Participant who is an officer or director of the Company and is subject to
Section 16(b) of the Exchange Act, and if the conversion of the award and subsequent sale of all or any portion of the common stock issuable upon conversion would not constitute an exempt transaction under Section 16b, the Board may prohibit the Participant from converting such award to common stock until such time as the conversion and subsequent sale would constitute an exempt transaction under Section 16b.

         7. Share Certificates; Voting and Other Rights. The certificates for shares of common stock delivered to a Participant shall be issued in the name of the Participant and the Participant shall thereafter be entitled to all rights of a shareholder of the Company with respect to the shares issued in his or her name.

         8. Termination of Employment. If a Participant's employment with the Company terminates prior to the expiration of his or her employment or consulting agreement with the Company (such date of termination of employment being referred to herein as the "Termination Date"), any awards remaining unvested on the Termination Date (the "Unvested Awards") shall be treated in the manner provided below. Any terms used but not defined herein shall have meanings ascribed to them in the Participant's employment or consulting agreement with the Company.

         (a) If the termination of the Participant's employment is for termination "Without Cause" by the Company or termination for "Good Reason" by the Participant, all Unvested Awards shall immediately vest in the Participant effective as of the Termination Date.

         (b) If the termination of the Participant's employment is due to death or disability of the Participant, all Unvested Awards shall immediately vest in the Participant effective as of the Termination Date.

         (c) If the termination of the Participant's employment is for "Cause" by the Company, or other than for "Good Reason," death, or disability by the Participant, all Unvested Awards shall be forfeited, unless otherwise determined by the Board of Directors.

         9. Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend, or terminate the Plan, except that the Board may not terminate or change the material terms of any award previously made to a Participant without the prior written consent of such Participant.

         10. Non-Assignment of Rights. Any option or right granted under the Plan shall be exercisable only by the Participant, or in the event of Participant's disability, by his or her guardian, conservator, or other legal representative, during the Participant's lifetime. In the event of the death of the Participant, an option or right shall be exercisable by the Participant's legal representative, legatee, or heir, as the case may be, or by such person as the Participant may designate as beneficiary or beneficiaries in a signed statement included as a part of the option agreement. No option or right shall be transferable by the Participant, either voluntarily or involuntarily, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Any attempt to exercise, transfer or otherwise dispose of an interest in an option or right in contravention of the terms and conditions of the Plan, or of the option or right agreement, shall immediately void the option or right.

         11. Cost of the Plan. All expenses incurred in administering the Plan shall be borne by the Company.

         12. General Restrictions. Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan, and no awards shall be deemed to have vested, prior to fulfillment of all of the following conditions:

         (a) Obtaining any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, shall deem necessary or advisable;


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         (b)      Obtaining  any other  consent,  approval,  or permit  from any state or federal governmental agency which the Board shall, in its absolute discretion after receiving the advice of counsel, shall determine to be necessary or advisable; and

         (c) The receipt, prior to the issuance or delivery of any shares of common stock pursuant to the Plan, of payment or satisfactory arrangement for payment by a Participant of any taxes required by law with respect to the issuance or delivery of such shares.

         13. Shares Available. Subject to Section 14 below, the maximum number of shares of Common Stock, which may be issued pursuant to the Plan, is 500,000.

         14. Change in Capital Structure. In the event of any change in the common stock by reason of any stock dividend, stock split, combination of shares, exchange of shares, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Board in the number and kind of awards and shares of common stock subject to the Plan and any other relevant provisions of the Plan, whose determination shall be binding and conclusive on all persons.

         15. Legal Compliance. It is the intent of the Plan that all options granted under it ("Options") shall be either "Incentive Stock Options" ("ISOs"), as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or non-qualified stock options ("NQOs"); provided, however, ISOs shall be granted only to employees of the Company. An Option shall be identified as an ISO or an NQO in writing in the document or documents evidencing the grant of the Option. All Options that are not so identified as ISOs are intended to be NQOs. In addition the Plan provides for the grant of NQOs to employees of companies that do business with the Company. It is the further intent of the Plan that it conform in all respects with the requirements of Rule 16b-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). To the extent that any aspect of the Plan or its administration shall at any time be viewed as inconsistent with the requirements of Rule 16b-3 or, in connection with ISOs, the Code, such aspect shall be deemed to be modified, deleted or otherwise changed as necessary to ensure continued compliance with such provision.

         16. Governing Law. The Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Nevada.




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